Exhibit (a)(1)(F)

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Commences Exchange Offers

Waltham, Mass., March 29, 2007 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today announced that it has commenced offers to exchange up to $185,600,000 aggregate principal amount of its new 3.50% Convertible Senior Notes due 2011 for up to all of the $152,750,000 aggregate principal amount of its currently outstanding 3 1/2% Senior Convertible Notes due 2011 and up to all of the $22,310,000 aggregate principal amount of its currently outstanding 5% Convertible Promissory Notes due 2009 (plus accrued and unpaid interest on the existing 2009 notes). The Company is also offering for cash up to an additional $30,000,000 aggregate principal amount of new 3.50% Convertible Senior Notes due 2011. The Company anticipates that the new 3.50% Convertible Senior Notes due 2011 will be issued at between 70% and 75% of the principal amount (plus accrued and unpaid interest on the 2011 notes).

In the registration statements, Oscient Pharmaceuticals stated that it believes the exchange offers and new money offering are important components of its plan to re-calibrate its capital structure in order to better execute the Company’s business strategy.

Piper Jaffray & Co. is serving as the dealer manager for the exchange offers and placement agent for the new money offering. The exchange offers are scheduled to expire at 11:59 p.m., New York City Time, on April 25, 2007 unless extended.

A tender offer statement, registration statements (and the prospectus included therein), related letters of transmittal and other offering documents relating to these securities have been filed with the Securities and Exchange Commission but the registration statements have not yet become effective. These documents contain important information that should be read carefully before any decision is made with respect to the exchange offers or the new money offering. These securities may not be exchanged or sold, nor may offers to exchange or offers to buy them be accepted prior to the time the registration statements become effective. This news release shall not constitute an offer to exchange or sell or the solicitation of an offer to buy nor shall there be any offer, exchange or sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

With respect to the exchange offers, copies of the prospectus and related offer documents can be obtained by holders of the Company’s existing notes free of charge from the information agent, Georgeson Inc.,17 State Street, 10th Floor, New York, NY 10004, (888) 549-6633. With respect to the offer of new notes for cash, a copy of the prospectus may be obtained from Piper Jaffray & Co. at 345 California Street, Suite 2300, San Francisco, CA 94104, (415) 984-5141. The prospectus related to the exchange offers and new money offering may also be obtained free of charge at the Securities and Exchange Commission’s website (www.sec.gov).

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage biopharmaceutical company marketing two FDA-approved products through its national primary care sales force. ANTARA® (fenofibrate) capsules is FDA-approved for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic FDA-approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.